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On April 30, 2013, Morgans Hotel Group Co. (the “Company”) held a conference call to discuss the Company’s first-quarter 2013 earnings. A copy of the edited transcript of such conference call is set forth below.

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

MHGC – Q1 2013 Morgans Hotel Group Earnings Conference Call

EVENT DATE/TIME: APRIL 30, 2013 / 1:00PM GMT

CORPORATE PARTICIPANTS

Michele Reddan Morgans Hotel Group - VP, Finance

Michael Gross Morgans Hotel Group - CEO

Rich Szymanski Morgans Hotel Group - CFO

Yoav Gery Morgans Hotel Group - EVP and Chief Development Officer

Dan Flannery Morgans Hotel Group - EVP and COO

CONFERENCE CALL PARTICIPANTS

Joel Simkins Credit Suisse - Analyst

Will Marks JMP Securities - Analyst

Chris Agnew MKM Partners - Analyst

PRESENTATION

Operator

Good morning and welcome to the Morgans Hotel Group Company’s first-quarter 2013 earnings conference call. My name is Paula, and I will be your conference operator today. At this time I would like to inform all participants that your lines will be in a listen-only mode. After the speakers’ remarks, there will be a question-and-answer period. (Operator Instructions) As a reminder, ladies and gentlemen, this conference call is being recorded, and your participation implies consent to our recording of this call.

I would now like to turn the call over to Michele Reddan of Morgans Hotel Group. Please go ahead.

Michele Reddan - Morgans Hotel Group - VP, Finance

Thank you. Good morning. Thank you for joining us on our first-quarter 2013 conference call. On the call today our Chief Executive Officer, Michael Gross; Chief Financial Officer, Rich Szymanski; Chief Operating Officer, Dan Flannery; and Chief Development Officer, Yoav Gery; all of Morgans Hotel Group.

Before we begin, I need to remind everyone that part of our discussion this morning will include forward-looking statements. They are not guarantees of future performance, and therefore undue reliance should not be placed upon them. We refer you all to the Company’s filings with the Securities and Exchange Commission for more detailed discussion of the risks that may have a direct bearing on the Company’s operating results, performance, and financial condition.

With that, I’ll pass the call to Michael.

Michael Gross - Morgans Hotel Group - CEO

Thanks, Michele, and good morning, everyone. And thanks for joining our first-quarter 2013 earnings call.

In the first quarter we continued to see the financial benefits of our strategy and the investments we have made in our business over the last two years, with strong results across our portfolio of hotels. RevPAR at our systemwide comparable hotels was up 17%, which is the highest rate of growth since the first quarter of 2007. At our non-comparable hotel, Hudson, room revenue was up 42% and RevPAR was up 39%.

Gross fees from third parties, excluding one-time items, was up 9%. And importantly, margins at our owned hotels, which include Delano, Hudson, and Clift, were up over 1,000 basis points. These results underscore the significant progress we have made transforming our portfolio and repositioning our hospitality offering to capitalize on the growth opportunity ahead.

When I joined the leadership team of Morgans two years ago, we had a collection of properties operating under 11 different names, and roughly half of our properties were owned. We also had a very complicated and burdensome balance sheet that was a major obstacle to growth. At that time we articulated a clear strategy to grow the business profitably, reduce our risk profile, and enhance our position as a global leader in lifestyle hospitality management.

Specifically, we outlined plans to expand our brand of management business globally in key gateway cities and luxury resort destinations under three core brands — Delano, Mondrian, and Hudson. We also decided to divest real estate assets to fund our expansion and to improve our risk profile by reducing debt and preferred securities; and invest in our product infrastructure and service offering to enhance operating performance at existing hotels and the attractiveness of our brands; and also, to allow us to scale our management business with minimal increase in our overhead cost base.

Two years later we have executed on this strategy, successfully transitioning from an owner/operator of hotels to a global brand and management company and positioning Morgans for accelerated and sustained growth. Let me quickly recap some of the highlights of our progress.

We have signed 9 hotel contracts that will virtually double the size of our portfolio, and we are confident that our strong pipeline will continue to yield 2 to 4 or more additional deals per year. With the deleveraging transaction we announced on April 1, we will have reduced our consolidated debt and preferred securities by a total of $352 million, primarily through real estate divestitures. And importantly, we project will have approximately $65 million of cash to fund the continued expansion of our higher-margin brand and management business in addition to working capital and other general corporate purposes.

We have also completed major investments in our people and platforms and upgrades to our food and beverage offerings. With these strategic investments, we believe we have improved the scalability of our infrastructure, and as a result, the vast majority of fee revenue from the signed hotel agreement in our pipeline will flow directly through to EBITDA and cash flow. We’re very encouraged by our recent financial results, which underscore the growth potential of the lifestyle hospitality segment, the effectiveness of our strategy, and the successful execution of that strategy by our dedicated team.

Let me now take a moment to quickly review our first-quarter results. At Hudson, which will be our only fee-owned hotel once the deleveraging transaction is complete in the second quarter, room revenue increased 42%. When you consider that in 2012 Hudson generated roughly one-quarter of its peak annual EBITDA, you can see there is substantial and attainable headroom for growth. Our first-quarter results clearly illustrate that we are on our way to returning this property towards its historical peak performance.

At systemwide comparable hotels, which excludes Hudson, RevPAR was up 17% in the quarter, which as I mentioned earlier, is the highest rate of growth since the first quarter of 2007. Across our portfolio we saw remarkably strong underlying trends, with RevPAR up 22% in the Northeast, 22% in Miami, and 13% in the West Coast. Improvements in RevPAR at our existing properties drove a 9% increase in fees received from third parties, excluding one-time items.

Now let me take a moment to update you on our pipeline of new hotel deals. We are making significant headway in expanding our higher-margin brand and management business. Key to our strategy is highly recognizable brands that are well suited to urban gateway markets and luxury resort destinations across the globe, making us a partner of choice for hotel owners.

Furthermore, we have increased the appeal of our brands by refining our brand strategy and focusing on three clearly defined and complementary brands — Delano, Mondrian, and Hudson. Reflecting the strength of our brands, hotel owners and development partners are increasingly seeking to work with our operation and management team as a result of the improvements we have made to our organization and infrastructure.

We see a strong pipeline of prospective deals in the years ahead for our brands in key gateway cities and resort destinations in the US, Europe, Latin America, and Asia. In fact, we are experiencing a significant amount of third-party developer interest in our brands, and our pipeline is the strongest it has been in several years.

We are happy to report that we have recently signed letters of intent for hotels in Berlin, Amsterdam, Paris, India, and Australia. We are also currently in advanced discussions with a number of well-capitalized partners for hotels in Los Angeles, Rio de Janeiro, Costa Rica, Dubai, and Barcelona. We look forward to announcing new management and licensing agreements the coming months.

Underscoring the strength of our brand and our platforms, we are also exploring various licensing opportunities around the world in addition to our core management strategy. We have identified several proven operating partners and on-strategy projects through which we can expand our presence in a manner that will maintain and strengthen our brands. We believe that a prudent and strategic licensing strategy will allow us to generate additional fee streams and will accelerate our Company’s growth, thereby creating substantial additional value for our shareholders.

We already have signed 8 agreements for hotels slated to open over the next three years. 5 of these hotels are fully financed and in various stages of construction, and 3 of these hotels — Delano Las Vegas, Mondrian London, and Mondrian Doha — are on schedule to open in early 2014.

Mondrian London is part of the renovation of the Sea Containers House on the south bank of the river. The hotel, which is fully under renovation, will comprise 356 keys and several food and beverage outlets, including a roof bar with amazing views of the river and all of London.

Mondrian Doha will be located in West Bay Lagoon, a vibrant neighborhood in the Qatari capital. This is a new build project which will include 265 keys and 5 food and beverage outlets. Construction is well underway, and the building is topped out at 27 floors.

And in Las Vegas, MGM will renovate and reposition THEhotel, one of the towers in its Mandalay Bay complex, into the new Delano Las Vegas. With over 1,100 rooms, this hotel will be the largest in Morgans portfolio and will be a dramatic addition to our global growth story.

Following closely behind these hotels will be the opening of Mondrian at Baha Mar in the Bahamas and Delano Moscow. In the Bahamas, the building is topped out with 270 rooms and is part of a $3.5 billion mixed-use resort located about 15 minutes from the Nassau Airport. In Moscow, our development partners are more than 34 stories out of the ground on the tower that will include our 160-key Delano Moscow hotel and over 200 residential units.

These 8 new deals will nearly double the number of rooms under management and are expected to lead to significant EBITDA and cash flow growth. We believe we have significant built-in growth, and we see a clear path to creating long-term value for all of our shareholders.

With projected growth in fees from our existing hotels, fees from the 8 deals already signed and under construction, and additional fees from our near-term pipeline, we believe we have substantial built-in growth that can take us to $50 million to $60 million of stabilized run rate gross fees and $25 million to $35 million of free cash flow per year.

Let me walk you through our calculus on how we get there. First, we believe fees from our existing portfolio can grow from $20 million to $25 million in next few years. Second, based on the current average management fee levels of $750,000 to $1 million per 100 rooms at our existing portfolio and our projected returns on the Delano Las Vegas transaction, we estimate that the 8 new agreements we have signed so far could generate another $15 million to $20 million in stabilized run rate fees per year.

Third, we intend to invest most of the $65 million of cash from the rights offering and deleveraging transaction on new hotel agreements, which could yield another $10 million to $15 million in stabilized annual run rate fees based on our track record to date.

At the same time we have invested in our scalable infrastructure to support a growing and significantly larger portfolio of properties. This includes revamping our marketing and sales platform, technology and systems, and food and beverage operations. We have also expanded and enhanced our senior operations team and global sales force.

As a result, we believe the cash flow conversion from the new hotel agreements we have signed will be as high as 90%. These new hotel deals require limited capital investment, and we expect them to provide contractual high-margin revenue streams over 15 to 20 years, excluding extension options.

As a result, we are creating a high-returning, self-funding business with recurring revenues for our shareholders with a very attractive return on investment. Now let me take a moment to review the recently announced asset exchange transaction that will fuel the continued expansion of our brand and management business and create value for all of our shareholders.

This deleveraging transaction allows us to accomplish multiple strategic goals simultaneously and create significant benefits for Morgans and our shareholders. It reduces our consolidated debt and preferred securities, excluding capital leases, to $322 million from $552 million today, a reduction of $230 million. It significantly improves our maturity profile by eliminating $113 million of debt that would have matured in 2014 and $137 million of preferred stock and accrued dividends that would have effectively matured in 2016 by stepping up to a punitive dividend rate of 20%.

This includes the elimination of $38 million of future accrued dividends. It eliminates the overhang of potential share dilution by canceling long-term warrants to purchase 12.5 million common shares at $6.00 per share until April of 2017 and also eliminating roughly 2 million shares convertible under The Light Group note at $9.50.

Importantly, it also removes restrictive consent rights over certain major decisions, including the sale of the Company or substantially all of its assets under certain circumstances, thereby increasing critical flexibility to continue to pursue alternatives to enhance value for all of our shareholders. And we project it will provide us with $65 million of additional cash to execute our growth plan and also for working capital and general corporate purposes.

The $100 million rights offering is an essential element of this transaction, because it provides the cash needed to retire the Delano revolving credit facility, which is a precondition to closing the deleveraging transaction, as well as cash to invest in our growth and fund general corporate purposes. This capital is the amount we and our independent financial advisers judge critical to execute on our business plan. We project that after retiring the credit facility, we will have $65 million of additional cash from the rights offering and deleveraging transaction.

As I mentioned a few moments ago, we anticipate using most of the additional cash from the rights offering to invest in new hotel agreements that we expect will grow Morgans into a business that generates run rate and recurrent fees of $50 million to $60 million and cash flow of $25 million to $35 million. We believe this investment provides a clear path to increasing long-term shareholder value. The balance of the cash will be used to fund working capital and for other corporate purposes.

It is important to note that the rights offering has been structured so that it is inherently nondilutive and is fair to all shareholders. The rights offering is available pro rata to all of our shareholders at $6.00 per share, which is currently below the current share price. Importantly, holders of the rights, which are fully transferable and will be listed on NASDAQ, will also be permitted to subscribe for additional shares of up to 50% of their basic subscription amount, depending upon the number of rights that expire unexercised and subject to the limits in our shareholder rights plan.

In order to ensure that we receive the cash targeted in the rights offering and required to execute on our growth plan, Yucaipa has agreed to backstop the rights offering at the same $6.00 per share price, but only to the extent that the rights are not exercised in full by our existing shareholders. Yucaipa will not receive any fee for providing this backstop and is not guaranteed to receive any shares from the rights offering unless shareholders do not participate.

In terms of timing for the rights offering, a launch date has not yet been set, but we currently expect this to occur in the second half of May 2013, with the expiration date occurring approximately one month later. As we’ve disclosed, our 2013 annual meeting will take place on July 10, 2013, and the record date for the 2013 annual meeting remains set at May 29, 2013, well before the subscription period for the rights offering will close.

The overall deleveraging transaction was an accumulation of a thorough 15-month review process by a special committee the Company’s Board, which consisted of independent and disinterested directors, including a representative of OTK Associates. The special committee was formed in December 2011 to evaluate, negotiate, and recommend to the Board various deleveraging and other strategic alternatives. The special committee retained its own independent financial adviser, Greenhill; and legal advisor, Richards, Layton & Finger. In addition, Greenhill rendered a fairness opinion regarding the transaction.

As part of this special committee’s 15-month comprehensive review, the Company hired a leading real estate agent, Jones Lang LaSalle, to broadly market the Delano South Beach for stand-alone sale. The results of this marketing process were integral to their special committee’s evaluation and decision to recommend the announced transaction as the best strategic alternative for the Company and its shareholders.

Without this asset exchange transaction, Morgans would be facing a challenging and uncertain future. First, there would be $378 million of debt maturing in under a year and a half, including Hudson, which matures in February 2014, subject to a conditional one-year extension.

Second, we would continue to suffer from a highly levered balance sheet with a significant degree of risk, which would be an impediment to capital raising, and which we believe would also ultimately impact new management deals. Third, dividends on the canceled preferred shares would have risen to 10% in October 2014 and 20% in 2016; and the face value of the preferred shares and accrued dividends, which today is $99 million, would increase by $38 million to $137 million by October 2016. In addition, under certain circumstances the dividend rate on the preferred stock could increase by another 4% during any time that a Yucaipa nominee is not a member of the Company’s Board of Directors.

Fourth, our interest expense and accrued dividends would be $36 million per year versus roughly $22 million per year after this transaction. Fifth, dilution from Yucaipa’s $12.5 million warrants to acquire shares at $6.00 per share until 2017 would remain in overhang.

Sixth, there would be little cash available to continue to fund the growth of our business. And finally, and very importantly, restrictive consent rights in certain circumstances would remain in place that could restrict our ability to explore strategic alternatives, including consent rights over the sale of the Company. This is a sale of substantially all of the Company’s assets in any business combination where the Company would invest more than $100 million.

With these challenges in mind, the benefits of the transaction for the Company and our shareholders become even clearer. In summary, the transaction allows us to accelerate the growth of our business, significantly reduce our risk profile, and enhance our ability to create long-term value for all of our shareholders.

As you know, OTK Associates has threatened to launch a proxy contest to take control of the Company without paying a premium or any compensation to our other shareholders, and it is also litigating to prevent this important transaction from occurring. OTK currently has Board representation fully proportionate with its share ownership and also had representation on the special committee that evaluated and negotiated the asset exchange transaction. The negotiations related to a transaction with Yucaipa were going on for 1.5 years.

OTK was part of the process, and the broad terms of the agreement have been substantially set since the summer of 2012. Despite OTK having had the opportunity through its Board and special committee representation to propose an alternative source of financing or another transaction, OTK never did so.

Rather than making any proposal or proposing any alternative, OTK is seeking to take control the Company through a potential proxy contest. OTK has offered no alternative to the asset exchange transaction for addressing the Company’s capital structure or future. As I outlined to you earlier, we believe the transaction is essential if we are to address our debt load, meet near-term maturities, and have the flexibility to create value for our shareholders by growing the business or pursuing other alternatives.

We believe the significant development of the business over the last two years since the new management team has been in place and the strong and continuing trends in our results highlight the potential of our strategy to maximize shareholder value. We hope that OTK will ultimately recognize the merits of the transaction and that we will be able to resolve any outstanding issues with them to avoid the cost and distraction of a proxy contest.

We have a clearly articulated strategy to significantly and progressively grow run rate fees and cash flow in the near term. We have a track record now of executing on that strategy, and our results, combined with our robust pipeline of new deals, underscore that we are creating value for all of our shareholders.

With that, I will now hand the call over to Rich to review our first-quarter financial performance in more detail.

Rich Szymanski - Morgans Hotel Group - CFO

Thank you, Michael. For the first quarter of 2013 adjusted EBITDA was $7.5 million versus $1 million in the first quarter of 2012. The EBITDA increase of $6.5 million is primarily due to strong performances at our two fee-owned hotels, Delano and Hudson, along with higher management fees and lower corporate expenses.

RevPAR for our systemwide comparable hotels for the first quarter increased by 17% from the first quarter of 2012. And at our US-based systemwide comparable hotels, the RevPAR growth was 19.2%. This increase was driven primarily by growth in occupancy. For this quarter, systemwide comparable hotels includes all of the Morgans branded hotels except for Hudson and Delano Marrakesh.

Hudson had an outstanding quarter. Adjusted EBITDA increased by $2.8 million over the prior year’s quarter. RevPAR was up by 39%, and with 32 new rooms opened this quarter, room revenues were up by 42%. We opened Hudson Common, a new restaurant and bar, in February, and as a result we reduced the food and beverage loss by $500,000 for the quarter. We exceeded our forecast for the quarter and are very confident that we can achieve at least a $10 million improvement in EBITDA in 2013.

Importantly, we believe Hudson holds significant value for our Company, which is underscored by recent monetization transactions in New York City. This bodes well as we look to further monetize this asset over time.

Our Northeast comparable hotels generated a 22% RevPAR increase. This was driven by Mondrian SoHo, which was up by 37%. Business was strong throughout all three months, and we were able to successfully execute our strategy to grow occupancy during the slowest period of the year.

Miami’s comparable hotel RevPAR results were very strong, with RevPAR rising by 22% in the quarter. Our wholly owned Miami hotel, Delano, generated a 20% increase in RevPAR, with ADR rising by 9% to $644 for the quarter.

Our West Coast hotels generated a 13% RevPAR increase led by Mondrian LA, which was up by 19%. RevPAR at our two London hotels rose by 7% in constant dollars in the quarter, despite the difficult economic climate in Europe.

The strong top-line trends translated into excellent bottom-line results in the first quarter. Hotel operating margins at our owned hotels increased by over 1,000 basis points over the prior year’s quarter. And at all hotels, which includes both owned and managed, gross operating margins grew by 570 basis points.

In addition to the revenue gained, productivity and expense management both drove the hotel margins. Labor productivity in rooms improved by 12.5%, and our food and beverage productivity improved by 7.6%. And on the cost side, management salaries at the hotel level decreased by 2.5%.

Our management fee income increased by $600,000 from the first quarter of 2012. Excluding one-time items, management fees increased by 9%. Management fees for the first quarter of both 2013 and 2012 exclude The Light Group, which is classified as discontinued operation because we will have no continuing involvement after the exchange transaction is consummated.

Corporate expenses, which also exclude The Light Group expenses, decreased by $200,000 or 3.5% as we continue to look for opportunities to reduce overhead costs. We anticipate being able to achieve further reductions after the deleveraging transaction is completed, primarily due to a more simplified balance sheet, leading to lower accounting, legal, and related costs.

Interest expense increased by $3.4 million due to a higher interest rate on the Hudson loan and increased borrowings under the revolving line of credit. Our cash interest expense excluding capital leases was $7 million for the quarter.

At March 31, 2013, we had $6 million in cash and $19 million in restricted cash. We also had $65 million in availability under our revolving credit facility. We currently have $295 million of federal tax NOLs, and we believe we will have $180 million to $200 million in NOLs remaining after the exchange transaction, which includes the sale of Delano. The Company’s remaining fee-owned asset, Hudson, has a tax basis of approximately $160 million.

During the quarter we spent approximately $3 million on the Hudson renovation, all of which was funded from escrows established in 2012. Our only significant forecasted capital project in 2013 is reconcepting the Hudson bar at a cost of approximately $2 million, which is in progress.

At March 31, 2013, we had $552 million of consolidated debt and preferred stock, excluding capital leases. The deleveraging transaction will reduce this to $322 million of consolidated debt, excluding capital leases. This reduction of $230 million consists of $88 million of convertible notes due in October 2014; $99 million of preferred securities and accrued dividends, currently at 8%, which would have stepped to 10% in 2014 and 20% in 2016; $18 million of The Light Group convertible notes; and $25 million currently outstanding under our credit line as of March 31, 2013.

In addition, we will increase our cash balance by approximately $65 million, which will be available for general corporate purposes and growth. Our maturity profile will also be much improved after the execution of the deleveraging transaction and the rights offering. We will have $84.5 million of convertible debt due in October 2014; $180 million of mortgage debt secured by Hudson due in February 2014, with a one-year extension option subject to certain conditions; and $50 million of trust preferred notes due in 2036.

Without the deleveraging transaction, we would have $378 million of debt due in 2014; $18 million of debt due in 2015; and our preferred stock and accrued dividends outstanding would be $137 million in October of 2016, when the dividend rate increases to 20%.

I would like to provide an update on the financial condition of two of our joint venture hotels. The Ames joint venture closed last week on a new loan agreement with the mortgage lenders that provides for a reduction of mortgage debt and an extension of maturity in return for a significant cash paydown. We elected not to contribute to the cash paydown and instead entered into an agreement with our joint venture partner giving it the right to terminate our management fee upon 60 days prior notice in return for a $1.8 million termination fee. As part of the agreement, we also assigned our equity interests in the joint venture, and our joint venture partner assumes most of the major tax credit recapture liability risk associated with the property.

We are currently discussing with our joint venture partner various opportunities for us to continue to contribute to the success of Ames within our system of hotels. I should note that Ames is only projected to generate approximately $600,000 in fees in 2013 under our existing management agreement.

The nonrecourse mortgage loan secured by the Mondrian SoHo matured on November 15, 2012. The joint venture, in which we have a 20% interest, was unable to refinance the loan, and the lender has initiated foreclosure proceedings. The joint venture is currently in discussions with the lenders.

Regarding our management agreement at this hotel, we have an agreement that we believe gives us the right to continue to manage the hotel following a foreclosure, subject to certain conditions, and we intend to vigorously defend our rights under this agreement in the event of challenge or in the event negotiations with the lenders are unsuccessful — although there are, of course, risks for the management Company inherent in hotel foreclosures, generally.

Looking ahead, based on the trends we are seeing in our markets, we are increasing our projected RevPAR growth at systemwide comparable hotels in 2013 to 8% to 10% from the original forecast of 6% to 8%. We are not providing any EBITDA guidance at this time, aside from projecting at least a $10 million increase at Hudson due to the limited number of hotels and the impact any one hotel can have on results.

With that, I will turn the call back over to Mike.

Michael Gross - Morgans Hotel Group - CEO

Thanks, Rich. To summarize, we are very pleased with our strong first-quarter results. We believe they demonstrate clear momentum across our business and are largely the result of the investments and strategic transactions we have pursued to transform our business over a two-year period.

We have expanded our brand and management business significantly. We have opened 1 hotel, signed 8 additional agreements, and have a robust pipeline for new hotel agreements. Including the deleveraging asset exchange transaction, we will have reduced our consolidated debt and preferred securities by $352 million, and we will have approximately $65 million in cash available to fund our global expansion and other corporate purposes.

Inside our hotels we have upgraded our physical properties, including significant room renovations at our remaining fee-owned hotel Hudson. And we have repositioned our hospitality offering, including expanding our global sales force, enhancing our revenue management capabilities, and implementing new service training programs.

With RevPAR up 17% at our systemwide comparable hotels, room revenue up 42% at Hudson and our non-comp hotel, and with gross fees up 9% excluding one-time items, it is clear our strategy is gaining significant traction. We are very optimistic about the growth of our pipeline in addition to the 8 hotels already slated to open in the next three years.

And with significant scalability in our model, we are well positioned to substantially increase fees, cash flow, and shareholder value in the years ahead. Thanks for your time, and we will now take your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Joel Simkins, Credit Suisse.

Joel Simkins - Credit Suisse - Analyst

Hey, good morning, guys, and thanks for all of the color there on the transactions, and obviously, the state of the business. Michael, you mentioned a couple of development opportunities coming up shortly or in the hopper. Are some of these agreements contingent upon the litigation being resolved first? Or is that a potential sort of delay of new announcements? Also, should you be able to move forward on these deals, what kind of key money are we talking about, or other investments are required?

Michael Gross - Morgans Hotel Group - CEO

Hey, Joel, I’ll jump in, and Yoav Gery, our Head of Development, is here as well. And I’ll ask him to add some color.

But I think with regards to the first part of your question, absolutely — with the ongoing litigation and uncertainty around sort of the overall proxy contest, it’s fair to assume that our management agreements, while signed LOIs and we’re continuing to work towards fully signing up these agreements for the long term, until this noise is resolved, I think it’s unlikely that anything will be signed. And so hopefully that gets resolved very quickly.

And as we mentioned, we’ve got the four or five signed LOIs and four or five deals behind that. We are very encouraged, I think, with the overall progress that’s being made.

Also, it really does — what we have been able to accomplish in the last year and a half in terms of the deals that we have signed and now the proximity to the opening of several of those. It really has helped validate our global story, and it really strengthens our hand in sitting with and meeting with future development partners. When they see that Mondrians, Delanos, and Hudsons are sort of coming out of the ground, it really does bode well for the future.

And then secondly, with regards to your question around key money, we have been pretty overall disciplined about how we approach new deals. And in general, we’re looking for paybacks on stabilized run rate fees of somewhere between 2.5 to 4 years.

So in simplest terms, if it’s $1 million fee type opportunity, you’re probably looking at somewhere between $2.5 million to potentially $4 million of total investments. As we’ve talked about in the past, key money is one option to that. Other options include sort of no money upfront and cash flow guarantees that we may put in. That likely shouldn’t be more than that 2.5 to 4 times fees as well.

And another option is equity investments. Somewhere in the vicinity of 10% to as much as 50%, where we would come in as a partner on the asset. And those transactions, certainly as we get bigger, and in terms of — if we were to consider a 30%, 40% or 50% equity investment, it would be with the goal of sort of locking up the deal and then over time selling down that equity. And I think those are really the core strategies for building out the management business.

We also spoke on the call about being very aggressive in pursuing licensing opportunities, which I think is a really exciting growth potential for our business. And in those scenarios, you would assume that the actual investment would be marginally less.

And so those are transactions where we would be — similar to what we are doing in Las Vegas, where an owner/operator would come in and pay us fees, long-term fees, for use of our brand and our help in concepting and designing a property. But it would be managed by a third party. So in those transactions, we are — which we feel is a big opportunity for us going forward. We think that that will require even less capital.

Joel Simkins - Credit Suisse - Analyst

Great. And I think Yoav was going to add some color? Was there anything else to add on that?

Yoav Gery - Morgans Hotel Group - EVP and Chief Development Officer

Yes, you know, and I think Michael mentioned a couple of these points during his prepared remarks and then response. As we’re going around the world, it’s clear over the last two years that the level of developer interest in what we’re doing has grown. They see the story; they see it played out. They see the pipeline that we have, and they’re also understanding that the new team that we have in place is dramatically better suited to carry this forward.

So they like what they see. They like the brands and they like the platform, and the level of interest has really ticked upward. And the last two quarters of the development interest really is enormous, over even the last couple of years that we saw. So I think that what we have in the pipeline today, what we’re pursuing over the next several months, should lead to some nice deals both in the management and the licensing side.

Joel Simkins - Credit Suisse - Analyst

Sure. And one follow-up question, and I’ll turn it over to the rest of the callers. But can you just give us some colors on sort of the tone and tenor of business in New York — what you’re seeing into the summer travel season?

Rich Szymanski - Morgans Hotel Group - CFO

Sure, you know — hey, Joel, it’s Rich. We had a really strong first quarter, and our focus was on driving occupancy, which we were very successful at. And we’re pretty optimistic about New York. I’ll let Dan Flannery, our Chief Operating Officer, go through that.

Dan Flannery - Morgans Hotel Group - EVP and COO

Yes, we did have a great Q1 through all of our hotels in New York and the Northeast. The second quarter is interesting. We had a shift of the Easter holidays out of one month to another, and we’ve seen a little bit of a slowdown from April from the pace that we were on in Q1.

However, we’re still — most of our hotels are seeing double-digit RevPAR growth with current pace in the Northeast. But then in May and June, it really is — it’s pretty explosive again. May ought to be a really tremendous month for us and based on pace of business that’s on the books year over year.

And one of the things that will be interesting for us to watch — we were particularly encouraged because Hudson had a great first quarter. Q1 is the slowest period in New York, with certainly the least number of sellout dates and compression versus any of the other quarters. Really, Q2 and Q4 are by far the strongest quarters of the year. And so we think that the benefit that we’ll see from the 32 additional keys at Hudson and compression and rate opportunities, really, will be — should be potentially much greater in May, June, and towards the end of the year, certainly, than even what we saw in Q1.

Rich Szymanski - Morgans Hotel Group - CFO

What we found very encouraging in Q1 with Hudson was the fact we were able to raise rates by about 7%. We drove occupancy because we had a lot of rooms there to service in the first quarter of last year, so we were able to achieve that, which we expected. But a 7% ADR increase during a seasonally slow period was very encouraging for us.

Joel Simkins - Credit Suisse - Analyst

Okay. Thanks a lot, guys.

Operator

Will Marks, JMP Securities.

Will Marks - JMP Securities - Analyst

Thank you and good morning. I just wanted to start with — when you were talking about new contracts and the key money — two related questions. Number one would be competition. Are you — who are the other players? You don’t have to name them, but I imagine a lot of people are competing for these contracts?

Michael Gross - Morgans Hotel Group - CEO

I’ll jump in, and Yoav, you can add. But I think that it is definitely a competitive market. And it’s part of the rationale for this transaction and the asset exchange. Step one, really, the deleveraging is, I think, absolutely critical for us to run a successful brand and management business going forward.

But also, this $100 million rights offering, and giving us the capital and the availability to be more aggressive on some of the deals that we think are core and strategic, is really critical for us. And clearly, the good news is the lifestyle hospitality segment is very, very strong, and it’s clearly in my mind only going to gain traction and grow in overall market share in the coming years.

So we have wind at our back in our category, but with that, clearly, there’s lots of groups that are chasing that, some of which are the bigger, core strategic hotel companies, which obviously have much stronger balance sheets than we do and can be more aggressive. And you can look at examples like what Marriott has done with EDITION and some of the investments they’ve made over the last couple of years into those assets.

But overall there is that component of big, core strategics. But we also, in creating the brand strategy that we have, with effectively a three-star, four-star, and five-star offering, it really gives us a lot of avenues for growth. And it gives us a lot of ways to play. And I think now, being more aggressive with management deals as well as doing license deals, we’re creating as a broad an opportunity for the Company to create these recurring fees.

I think that I’m very optimistic that what we have is unique. And it really helps that when you talk to people that — when you have the original brands in a segment, and they’re brands that have stood the test of time, we feel very, very strong that we have not just the brands, but also the infrastructure now and the story in place on the management side to be able to win these deals. I think the signed LOIs and the momentum in sort of the deals that we see are very encouraging and really add to that.

Yoav Gery - Morgans Hotel Group - EVP and Chief Development Officer

This is Yoav. Just add a little bit to that, many of these deals that we are pursuing are competitive. We’re competing with — you know exactly the types of brands, both in the lifestyle space and in the luxury space. And I think there are a couple of components here.

First, there is brand awareness and a brand recognition for our brands that is simply stronger than our competition. We have been there longer, and we have had a stronger brand awareness over the years. Secondarily, the story that we have been telling for the two years is now coming through, and people recognize that they’re not signing up for the second Delano on the planet. They’re signing up for the fifth or sixth Delano on the planet.

And they realize that this really is a very strong platform with real growth potential, and that they’re going to be part of a much longer larger system of hotels. And they see their sister properties around the world. That helps the brand awareness, but also helps the economic equation for the individual developers who see that there’s real strength and longevity to what we’re trying to do here.

So it is competitive, and I’m happy to say that we’re winning a lot of these negotiations and a lot of these competitive wars with — on several of these deals.

Will Marks - JMP Securities - Analyst

Okay, thanks. And on contracts, in terms of the term of the contract, is typically 3% base and maybe 20% above a certain hurdle? Or can you just give a sense of how you are being paid?

Yoav Gery - Morgans Hotel Group - EVP and Chief Development Officer

Yes, I guess we are holding firm to some very strong long-term deals and long-term fees. And so all of our agreement are 15- to 20-year deals as initial terms with extension options on most of them.

And from a fee perspective, we are in most cases retaining the 4% base fee, which is our baseline model, plus an incentive fee on top of that. Incentive fees vary depending on deal. Usually internationally you are looking at something like 8% to 10% of the GOP. Domestically in the US you are looking at something like 20% to 25% of the NOP above a certain owner’s priority.

So we have held the line on the more — the stronger, longer-term, more aggressive fee structures. And it’s paid out in that the owners are interested in our brands and understand that there is a value to what we bring, and they’re willing to sign on to that.

Will Marks - JMP Securities - Analyst

Okay, great. That’s all for me. Thank you.

Operator

(Operator Instructions). Chris Agnew, MKM Partners.

Chris Agnew - MKM Partners - Analyst

Wanted to ask about the pipeline. Can you give us a sense of new construction versus conversions, and then maybe also a sense of the timing were you to sign these deals? I mean, are they going to be typically three years plus, similar to what we have seen from deals you’ve recently signed?

Yoav Gery - Morgans Hotel Group - EVP and Chief Development Officer

This is Yoav again. It’s a good question. You know, it really spans across all the options in that we have — just like our pipeline of deals that we signed, we’ve got everything from new-build deals that are multistory towers being built all the way through conversions.

That is also the case with our new deal pipeline. And depending on the type of deal, whether it’s a new build, whether it’s a conversion or an adaptive reuse, you are looking at anywhere from one to three years from a pipeline perspective.

There are a few deals that we are pursuing right now that are conversions of existing hotels that will actually open up even sooner. So hopefully within a year. But I think that generally speaking, you are looking at one to two, maybe three years on these deals depending on what kind of product it is.

Chris Agnew - MKM Partners - Analyst

Got you, thanks. Also, are you including any licensing opportunities in the pipeline? And is this really like a franchising model?

And how are you thinking about it in terms of different geographies, markets? How do you separate what you want — where you want to do a management agreement versus one of these licensing opportunities?

Michael Gross - Morgans Hotel Group - CEO

Yes, I think it’s a good question. And I think that when we talk about, A, our existing pipeline, they do include a combination of core management agreements as well as license opportunities. And I think that the — when we look at — two pieces.

One, really, it’s the brands themselves. And I think that the licensing opportunities that we see in certain markets really are driven by, is it a strong local operating partner that we think really does understand our product? And I think that you can assume you’ll see more of that in probably the Hudson category with sort of three-star products with strong F&B local partners.

I think that overall, we think that’s a great growth direction for the Hudson brand overall in particular. And so that is the licensing.

In addition, we are also looking at licensing opportunities for our brands outside of just the core hotels. So our view is that Delano, and Mondrian, and Hudson, these are brands that are really lifestyle brands, not just pure hotel brands. And today, the Company does zero licensing fee income from anything relating to — whether it’s bedding, sheets, it’s outdoor furniture, it could be media related.

So we are aggressively pursuing those options. And none of that is built into — the $50 million to $60 million of sort of gross fees is simply numbers that are basically the existing hotels, the pipeline that is already signed up, and the pipeline of deals we expect to sign over the next 12 to 18 months with the capital that we are raising through this rights offering. So that extra licensing component will be, we think, incremental down the road. I will ask Yoav to jump in.

Yoav Gery - Morgans Hotel Group - EVP and Chief Development Officer

Just to add a couple more thoughts around the licensing piece. I think two points are important to make. First of all, it’s critical to us that we retain the integrity and the strength of our brands, and that every hotel that we open, whether it’s managed or licensed, is on strategy and helps the brand story.

So we — regardless of where we are, whether it’s domestic or international, we will need to find the right partners that are strong in what they do, have a proven track record, and can deliver a product that is on strategy for us. So the licensing opportunities that we’re finding all fall within those bands.

And the other piece that’s important, and it goes back to what we were saying before. Given the strength of our brands, we have found potential licensing partners that are willing to pay us very high fees for the brand itself. And so these licensing deals are long-term deals, also 15- to 20-year deals, and the base royalty we expect to be also in the 4%, 5%, maybe even 6% range.

And so you’re looking at fee streams that are comparable to the fee streams that we’re getting on managed deals, which we think will be another — as we said during the statements before — is just another avenue toward additional fee streams and to additional growth for the Company.

Michael Gross - Morgans Hotel Group - CEO

And the last thing I’ll just add to that, as well, is from a geographic perspective, there are certain markets where we are not positioned today that are, we believe — finding a local partner makes the most sense and gives us the quickest path to accelerating the rollout of our brands. So we spoke about some of the markets, but Australia is obviously a very interesting market for us, and we think our brands resonate there. But I think that’s really a market like that we think an opportunity to extend through licensing could be the best bet for us to grow.

Chris Agnew - MKM Partners - Analyst

Excellent. Thanks for all that additional color.

Operator

There are no further questions at this time. This concludes today’s conference call. Thank you for joining. You may now disconnect.

Important Additional Information and Where to Find It

The Company will be filing a proxy statement and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company’s 2013 proxy statement when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

The Company, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders. Information regarding the persons who may, under the applicable rules and regulations of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the 2013 proxy statement and the other relevant documents to be filed with the SEC. Information concerning the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 6, 2013 (including the supplemental information filed with the SEC on Form 10-K/A on April 30, 2013), and the Company’s definitive proxy statement for the 2012 annual meeting of stockholders, which was filed with the SEC on April 16, 2012.